Filed Pursuant to Rule 433

Registration Statement No. 333-186953

March 20, 2013

Final Term Sheet

$600,000,000 1.300% Notes due 2018

$400,000,000 4.100% Notes due 2043

Issuer:	Stryker Corporation

	2018 Notes	2043 Notes

Security Type:	1.300% Notes due 2018	4.100% Notes due 2043

Size:	$600,000,000	$400,000,000

Maturity Date:	April 1, 2018	April 1, 2043

Interest Payment Dates:	Each April 1 and October 1, commencing October 1, 2013	Each April 1 and October 1, commencing October 1, 2013

Coupon (Interest Rate):	1.300%	4.100%

Price to Public:	99.565%	98.588%

Benchmark Treasury:	0.75% due February 28, 2018	2.75% due November 15, 2042

Spread to Benchmark
Treasury:	T+60 bps	T+100 bps

Benchmark Treasury
Yield:	0.790%	3.183%

Yield to Maturity:	1.390%	4.183%

Redemption:

Make-Whole Call:	T+10 bps	T+15 bps

Par Call:	not applicable	Beginning six months prior to maturity

CUSIP / ISIN:	863667 AD3 US8636677AD34	863667 AE1 US863667AE17

(Moody’s / S&P)*:	A3/A+ (stable/stable)

Trade Date:	March 20, 2013

Settlement Date:	March 25, 2013 (T+3)

Joint Book-Running
Managers:	Barclays Capital Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Senior Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
HSBC Securities (USA) Inc.
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

Mizuho Securities USA Inc.
The Williams Capital Group, L.P.
PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, Goldman, Sachs & Co. at 1-866-471-2526 or prospectus-ny@ny.email.gs.com, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Dg.prospectus_requests@baml.com.